Exhibit 10.1

Termination of Agreement

THIS AGREEMENT is entered into as of the 10th day of August 2011, by and between WGM SERVICES LTD ("Win"), a corporation incorporated under the laws of Cyprus with its offices located at 48 Themistokli Dervi Avenue, Nicosia 1066, Cyprus, and B Option LTD ("B Option") a corporation incorporated under the laws of Israel with its offices located at 55 Igal Alon St., Tel Aviv, 67891; and ParagonEX LTD ("ParagonEX") located at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands (jointly "The Parties");

        Whereas Win and ParagonEX entered into a services and license agreement on November 18th, 2009 for the provision of a software solutions and applications for enabling online trading of binary options through the web as described in the services and license agreement attached to this agreement as schedule A ("Win Services and License Agreement");and

Whereas B Option and ParagonEX entered into a services and license agreement on February 24th, 2010 for the provision of software solutions and applications for enabling online trading of binary options through the web as described in the services and license agreement attached to this agreement as schedule B ("B Option Services and License Agreement"); and

WHEREAS Win, B Option and ParagonEX have agreed to discontinue and dissolve the aforementioned Services and License Agreements amicably according to the terms stipulated hereinafter;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the covenants herein contained, the Parties agree as follows:

1.	The Win Services and License Agreement and B Option Services and License Agreement will be terminated as of the 31st day of July, 2011("Termination Day");
2.	In consideration of the termination Win and B Option will settle all of their current debts to ParagonEX and set compensation in the aggregate amount of US$ 135,000 ("Consideration Amount").
3.
The sum of US$ 135,000 will be paid in 9 (nine) equal monthly installments by 9 (nine) checks of WIN GAMING MEDIA INC, (US$ 15,000 each) a copy of which is attached to this agreement as schedule C. A delay in payment that is cured within 14 (fourteen) day will not constitute a breach of this Agreement. The first payment will be made on 20th of August 2011; the last payment will be made on 20th of April 2012.

4.
ParagonEX will assist, fully cooperate, transfer and deliver, no later than the Termination Day, to Win and B Option any and all of their Data and Links, the Data and Links of Win's affiliates and all other documentation and all other property and or any other assets that is the property of Win, B Option and their affiliates ("Win's and B option's Property"). subject to the provision of Section 3 above, access to the back office shall be extended until September 30th to allow handling the e-Cash balances of both Global Option and, in particular, B Option as it needs to comply and prepare the tax computation of its Israeli customers

5.	ParagonEX shall not have the use of Win's and B Option's Property and will not transfer it to any third Party. A breach of this article will constitute a material breach of this Agreement.
6.
Both parties will hold harmless against the other party respective stockholders, members, managers, functionaries, directors, employees, agents and Affiliates of all of the losses and claims that may  arise by   the Win Services and License Agreement and/or the B Option Services and License Agreement and/or by the distribution Agreement and/or by termination of any of these agreements

7.
Subject to the fulfillment of this agreement, ParagonEX will not be eligible for any other compensation other than the Consideration Amount from Win and or B Option regarding the termination of Win Services and License Agreement and B Option Services and License Agreement, and Win or B Option will not be entitled to any service what so ever other than as stipulated in clause 4 to this agreement.

8.
Both Parties forfeits all claims that they have, or will have in the future, against the other party and holds the other party, harmless for any such claim regarding the period prior to the commencement of this Agreement. The Parties retain the right to pursue any and all claims, damages and loses that may arise from the breach of this Agreement.

9.
This termination Agreement does not affect any of the provisions, covenants and terms that according to section 16.4 of the services and license agreement survive after the termination of the Distribution Agreement.

10.	Miscellaneous
10.1.
   Law and Venue. The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the UK, without giving effect to the principles of conflict of laws thereof. The competent courts of the city of London, UK shall have exclusive jurisdiction to settle all disputes arising in connection with this Agreement and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

10.2.
   Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.3.
   Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement, written or oral, including the terms of any negotiations in connection with or relating to this Agreement.

10.4.
   Modification of Agreement. No addition or modification of this Agreement shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the Parties hereto.

10.5.
   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

/s/ Shimon Citron	/s/ Shimon Citron
WGM SERVICES	B OPTION
Signed by: Shimon Citron, CEO	Signed by: Shimon Citron, CEO

/s/ Arik Peretz
PARAGONEX Signed by: Arik Peretz, CEO

Guarantee

It is hereby agreed that Win Gaming Media, Inc., a company incorporated under the law of the state of Nevada  residing at 103 Faulk Road,  Wilmington, DE 19803 USA is a guarantor to the full payment $135,000 by Win and/or B Option arising from this agreement.

It is hereby further agreed that should Win and/or B Option, for any reason, not pay on time, ParagonEX shall be allowed to exercise this Guarantee without the need to make any collection efforts from Win and/or B Option.

It is hereby further agreed that this Guarantee shall stand alone in full affect in case Win and/or B Option shall not be obliged to pay the said payment for any reason.

It is hereby further agreed that Win Gaming Media, Inc., hereby wave any defense it may have being one guarantee.

It is hereby further agreed that this Guarantee is irrevocable.

IN WITNESS WHEREOF, this guarantee has been executed,

/s/ Shimon Citron
Win Gaming Media, Inc.
Signed by: Shimon Citron, CEO